Exhibit 99.1

 Microhelix, Inc. Introduces a New Line of 510k Cleared Ultrasound Probes for
                            the Replacement Market

    PORTLAND, Ore., May 19 /PRNewswire-FirstCall/ -- Microhelix, Inc. (OTC Bulletin Board: MHLX.OB), a designer and manufacturer of customized electronic interconnect systems for the medical and commercial markets, today announced that it was introducing a new line of ultrasound probes for the replacement market. All Microhelix probes have 510(k) clearances from the FDA.
    "Microhelix has successfully served the medical ultrasound market for over eight years as a supplier of complex cables assemblies to industry OEMs. Marketing complete ultrasound probes represents a logical extension of our capabilities and will permit us to serve another part of the medical ultrasound market," commented Ty Pettit, President and CEO of Microhelix.
    Mr. Pettit continued, "We are launching this competitively-priced product line with six new probes, three for the Aspen & XP systems and three for the HDI 3000 system. All of these probes will be marketed under the Microhelix brand. All probes are new (not refurbished) and carry an 18-month warranty. We also plan to invest in the development and commercialization of additional replacement ultrasound probes."

    About Microhelix, Inc.
    Microhelix, Inc. is a designer and manufacturer of customized electronic interconnect systems for the medical and commercial markets. The Ultrasound Division, headquartered in Tucson, Arizona with manufacturing facilities in Nogales, Mexico, designs and manufactures cable assemblies for original equipment manufacturers that are used in applications such as medical ultrasound probes, patient monitoring devices and security systems. Microhelix also markets its own line of new 510k cleared ultrasound probes for sale to group buying organizations, distributors and end-users. Additional information about Microhelix is available on its website: www.microhelix.com.

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the Company's actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the Company's products, general economic conditions and such other risks and factors as are described from time to time in the Company's Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

SOURCE  Microhelix, Inc.
    -0-                             05/19/2004
    /CONTACT: Ty Pettit, Chief Executive Officer of Microhelix, Inc., +1-503-968-1600/
    /Web site:  http://www.microhelix.com /
    (MHLXC MHLX.OB)

CO:  Microhelix, Inc.
ST:  Oregon
IN:  MTC BIO HEA OTC
SU:  PDT